Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
REGULAR FIRST QUARTER DIVIDEND OF $0.42 PER SHARE AND
ANNOUNCES DECEMBER 31, 2007 FINANCIAL RESULTS

FOURTH QUARTER DIVIDEND DECLARED

New York, NY — February 28, 2008 — Ares Capital Corporation (NASDAQ:  ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.42 per share, payable on March 31, 2008 to stockholders of record as of March 17, 2008.

DECEMBER 31, 2007 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2007.

HIGHLIGHTS

Financial

•                  GAAP Net income:

o                 4th Quarter 2007: $10.8 million or $0.15 per share (basic and diluted)

o                 4th Quarter 2006: $21.0 million or $0.42 per share (basic and diluted)

o                 2007: $90.8 million or $1.37 per share (basic and diluted)

o                 2006: $69.7 million or $1.61 per share (basic and diluted)

•                  Core EPS(1):

o                 4th Quarter 2007: $0.37 per share (basic and diluted)

o                 4th Quarter 2006: $0.38 per share (basic and diluted)

o                 2007: $1.43 per share (basic and diluted)

o                 2006: $1.49 per share (basic and diluted)

•                  Net investment income:

o                 4th Quarter 2007: $27.1 million or $0.37 per share (basic and diluted)

o                 4th Quarter 2006: $18.3 million or $0.37 per share (basic and diluted)

o                 2007: $95.0 million or $1.43 per share (basic and diluted)

o                 2006: $56.6 million or $1.31 per share (basic and diluted)

•                  Net realized and unrealized gains/losses:

o                 4th Quarter 2007: $(16.4) million or $(0.22) per share (basic and diluted)

o                 4th Quarter 2006: $2.7 million or $0.05 per share (basic and diluted)

o                 2007: $(4.1) million or $(0.06) per share (basic and diluted)

o                 2006: $13.1 million or $0.30 per share (basic and diluted)

•                  Total fair value of investments:

o                 December 31, 2007:  $1.8 billion

o                 December 31, 2006: $1.2 billion

•                  Net assets per share:

o                 December 31, 2007: $15.47

o                 December 31, 2006: $15.17

(1) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. The most directly comparable GAAP financial measure is the net per share increase in stockholders’ equity resulting from operations, which is reflected above under the heading “GAAP Net Income”.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliation of basic and diluted Core EPS to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

•                  Stockholders’ equity:

o                 December 31, 2007: $1.1 billion

o                 December 31, 2006: $789.4 million

•                  Regular dividends declared:

o                 4th Quarter 2007: $0.42 per share

o                 2007: $1.66 per share

o                 4th Quarter 2006: $0.40 per share

o                 2006: $1.54 per share

Portfolio Activity

•                  Gross investments made during period:

o                 4th Quarter 2007: $476.8 million

o                 4th Quarter 2006: $364.5 million

o                 2007: $1.3 billion

o                 2006: $1.1 billion

•                  Exits/repayments of investments during period:

o                 4th Quarter 2007: $239.0 million

o                 4th Quarter 2006: $148.2 million

o                 2007: $654.1 million

o                 2006: $404.9 million

•                  Average total assets for the period:

o                 4th Quarter 2007: $1.8 billion

o                 4th Quarter 2006: $1.2 billion

o                 2007: $1.6 billion

o                 2006: $944.5 million

•                  Number of portfolio company investments:

o                 December 31, 2007: 78

o                 December 31, 2006: 60

•                  Weighted average yield of debt and income producing equity securities(2):

o                 December 31, 2007: 11.68%

o                 December 31, 2006: 11.95%

OPERATING RESULTS

For the quarter ended December 31, 2007, Ares Capital reported net income of $10.8 million or $0.15 per share. Net investment income for the fourth quarter was $27.1 million or $0.37 per share and net realized and unrealized losses were $16.4 million or $0.22 per share.

For the year ended December 31, 2007, Ares Capital reported net income of $90.8 million or $1.37 per share. Net investment income for the year was $95.0 million or $1.43 per share and net realized and unrealized losses were $4.1 million or $0.06 per share.

As of December 31, 2007, total assets were $1.8 billion, stockholders’ equity was $1.1 billion and net assets per share was $15.47.

In the fourth quarter of 2007, Ares Capital made $476.8 million in new commitments across 18 portfolio companies (13 new borrowers and 5 existing borrowers). 15 separate private equity sponsors were represented in these new transactions. 7 of these sponsors are new to the ARCC portfolio. In total, as of December 31, 2007, 61 separate private equity sponsors are represented in the Ares Capital portfolio. Also, during the quarter we made 3 investments in non-sponsored transactions. Of the $476.8 million in new commitments made during the quarter, approximately 58% were made in first lien senior secured debt, 15% in second lien senior secured debt, 12% as an investment in our Ivy Hill managed fund, 7% in senior subordinated debt and 8% in equity/other securities. Of these investments, 77% were floating rate. During the fourth quarter, significant new commitments included:

•                  $84.5 million in first lien senior term debt, revolver commitment and equity in a distributor of healthy juice products;

•                  $64.0 million in first lien senior term debt, revolver commitment and equity in a mortgage and foreclosure processing services provider;

•                  $56.0 million in class B and subordinated notes in the managed fund, Ivy Hill Middle Market Credit Fund (“Ivy Hill”);

(2) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt divided by (b) total debt and income producing equity securities at fair value.

•                  $44.0 million in first lien senior term debt and revolver commitment in a premium health club operator; and

•                  $37.0 million in delayed draw commitment in an oil lubricants manufacturer.

For the year ended December 31, 2007, Ares Capital made $1.3 billion in new commitments across 47 portfolio companies (29 new borrowers and 18 existing borrowers). Of the $1.3 billion in new commitments, approximately 59% were made in first lien senior secured debt, 16% in second lien senior secured debt, 12% in senior subordinated debt, 9% in equity/other securities and 4% as an investment in Ivy Hill, respectively. Of these investments, 73% were floating rate.

The fair value of Ares Capital’s investments at December 31, 2007 was $1.8 billion. These portfolio investments (excluding cash and cash equivalents) were comprised of approximately 60% in senior secured debt securities (39% in first lien and 21% in second lien assets), 23% in mezzanine debt securities and 17% in equity/other securities, including our investment in Ivy Hill. As of December 31, 2007, the weighted average yield of debt and income producing equity securities was 11.68%(3) and 52% of the Company’s assets were in floating rate debt securities.

As of February 27, 2008, Ares Capital has issued $136.1 million of commitments since December 31, 2007. In addition, as of February 27, 2008, Ares Capital has an investment backlog and pipeline of approximately $244.0 million and $314.4 million, respectively. Ares Capital expects to syndicate a portion of these amounts to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. Ares Capital cannot assure you that we will make any of these investments.

“We are very pleased with our 2007 performance and with our position in the current credit environment.  We had record originations in the fourth quarter and for the full year and continue to see the benefits from a growing origination and asset management franchise.  During the year, we also demonstrated our ability to access diverse funding sources:  obtaining  investment grade credit ratings  to facilitate accessing public debt markets, renewing our CP facility, increasing  the borrowing capacity under our revolving credit facility, raising public equity, and closing Ivy Hill, a $404 million managed credit fund.  All of this activity came at a time when many other financing providers were having difficulty accessing funds to grow their platforms.  Most importantly, we continue to enjoy very good credit performance in our portfolio with only 1.2% of the portfolio on non-accrual and cumulative realized and unrealized gains continuing to outpace cumulative realized and unrealized losses,” said Michael Arougheti, President of ARCC.

“While the current market environment is proving to be challenging for some, we are encouraged by the opportunities we see for ARCC.   The fact that we are well positioned to benefit from the current market dislocation is a validation of the investment strategy and discipline we have pursued over the last three years: we focused on senior debt investments in defensive industries to protect the downside in our portfolio in anticipation of a market that would offer us more attractive risk adjusted return at every level of the balance sheet.  That time is now.  Over the last few months, we have seen the attractiveness of investments improve, with lower leverage levels, higher fees and spreads, and more conservative terms and covenants.” added Arougheti.

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system (Grades 1 to 4) to categorize our investments. Grade 4 is for those investments that involve the least amount of risk in the portfolio (i.e. the portfolio company is performing above expectations and the trends and risk factors are generally favorable). Grade 3 is for those investments that involve a level of risk that is similar to the risk at the time of origination (i.e. the portfolio company is performing as expected and the risk factors are neutral to favorable). Grade 2 is for those investments where a portfolio company is performing below expectations and indicates that the risk has increased materially since origination. Grade 1 is for those investments that are not anticipated to be repaid in full. Our investment advisor employs half-point increments to reflect underlying trends in portfolio company operating or financial performance, as well as general outlook. As of December 31, 2007, the weighted average grade of the investments in Ares Capital’s portfolio was 3.0, and $20.7 million aggregate principal amount of investments were on non-accrual status, representing 1.2% of the total portfolio value.

(3) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt divided by (b) total debt and income producing equity securities at fair value.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2007, Ares Capital had $681.5 million in total debt outstanding. Subject to leverage restrictions, the Company had approximately $492.5 million available for additional borrowings under these credit facilities as of December 31, 2007.

DIVIDEND

For the three months ended December 31, 2007, Ares Capital declared a dividend on November 8, 2007 of $0.42 per share for a total of $30.5 million. The record date was December 14, 2007 and the dividend was distributed on December 31, 2007.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Thursday, February 28, 2008, at 10:00 a.m. (ET) to discuss its fourth quarter and year ended December 31, 2007 financial results. PLEASE VISIT OUR WEBCAST PAGE LOCATED IN THE STOCK INFORMATION SECTION OF THE INVESTOR RESOURCES PORTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast page located in the Stock Information section of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the call. You can also access the conference call by dialing (800) 860-2442 approximately 5-10 minutes prior to the call. International callers should dial (412) 858-4600. All callers should reference “Ares Capital Corporation.” For the convenience of our stockholders, an archived replay of the call will be available through March 13, 2008 by calling (877) 344-7529. International callers please dial (412) 317-0088. For all replays, please reference passcode # 416243. An archived replay will also be available on a webcast page located in the Stock Information section of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company. Ares Capital Corporation has elected to be regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private U.S. middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events on our future performance or financial condition. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Rick Davis
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	As of
	December 31, 2007	December 31, 2006
ASSETS
Investments at fair value (amortized cost of $1,795,620,922 and $1,245,758,040, respectively)
Non-control/non-affiliate investments	$1,167,200,429	$991,529,464
Non-controlled affiliate company investments	430,370,575	244,292,372
Controlled affiliate company investments	176,630,837	—
Total investments at fair value	1,774,201,841	1,235,821,836
Cash and cash equivalents	21,142,004	91,538,878
Receivable for open trades	1,342,588	1,026,053
Interest receivable	23,730,490	10,121,104
Other assets	8,987,814	9,483,083
Total assets	$1,829,404,737	$1,347,990,954
LIABILITIES
Debt	$681,528,056	$482,000,000
Payable for open trades	—	60,000,000
Accounts payable and other liabilities	5,516,257	2,027,948
Management and incentive fees payable	13,041,060	12,485,016
Interest and facility fees payable	4,769,441	2,044,586
Total liabilities	$704,854,814	$558,557,550
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 100,000,000 common shares authorized, 72,684,090 and 52,036,527 common shares issued and outstanding, respectively	72,683	52,037
Capital in excess of par value	1,136,598,754	785,192,573
Accumulated undistributed net investment income	7,004,815	7,038,469
Accumulated net realized gain on sale of investments	1,470,951	7,086,529
Net unrealized (depreciation) appreciation on investments	(20,597,280)	(9,936,204)
Total stockholders’ equity	1,124,549,923	789,433,404
Total liabilities and stockholders’ equity	$1,829,404,737	$1,347,990,954
NET ASSETS PER SHARE	$15.47	$15.17

ARES CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Operations

	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
INVESTMENT INCOME:
From non-control/non-affiliated company investments:
Interest from investments	$135,144,798	$85,641,997	$30,360,311
Capital structuring service fees	12,473,580	14,633,691	3,314,440
Interest from cash & cash equivalents	2,946,386	2,419,540	1,457,830
Dividend income	1,880,286	2,227,843	744,818
Other income	1,054,494	553,020	256,467
Total investment income from non-control/non-affiliated company investments	153,499,544	105,476,091	36,133,866

From non-control affiliated company investments:
Interest from investments	21,412,632	11,229,734	3,605,200
Capital structuring service fees	2,635,000	1,383,810	1,921,250
Dividend income	1,223,564	—	—
Other income	1,131,466	230,207	190,161
Total investment income from non-control affiliated company investments	26,402,662	12,843,751	5,716,611

From control affiliated company investments:
Interest from investments	5,875,375	1,458,918	—
Capital structuring service fees	2,899,231	—	—
Dividend income	121,074	242,148	—
Other income	75,342	—	—
Total investment income from control affiliated company investments	8,971,022	1,701,066	—

Total investment income	188,873,228	120,020,908	41,850,477

EXPENSES:
Interest and credit facility fees	36,888,872	18,583,815	1,528,060
Base management fees	23,530,805	13,645,724	5,147,492
Incentive management fees	23,521,695	19,516,393	4,202,078
Professional fees	4,907,165	3,016,217	1,398,125
Insurance	1,081,199	866,218	630,513
Administrative	997,470	953,400	888,081
Depreciation	410,328	258,563	—
Directors fees	280,000	250,169	309,536
Interest to the Investment Adviser	—	25,879	154,078
Other	3,133,083	1,341,637	310,714
Total expenses	94,750,617	58,458,015	14,568,677

NET INVESTMENT INCOME BEFORE INCOME TAXES	94,122,611	61,562,893	27,281,800

Income tax expense, including excise tax	(826,437)	4,931,288	158,000

NET INVESTMENT INCOME	94,949,048	56,631,605	27,123,800

REALIZED AND UNREALIZED NET GAINS ON INVESTMENTS AND FOREIGN CURRENCIES:
Net realized gains (losses):
Non-control/non-affiliate company investments	2,753,857	27,569,148	10,345,991
Non-control affiliated company investments	—	47,283	(4,278)
Control affiliated company investment	3,808,759	—	—
Foreign currency transactions	(18,124)	—	—
Net realized gains	6,544,492	27,616,431	10,341,713

Net unrealized gains (losses):
Non-control/non-affiliate company investments	(3,387,618)	(15,554,499)	7,814,761
Non-control affiliated company investments	(34,497,635)	1,001,785	(3,429,198)
Control affiliated company investments	27,231,176	—	—
Foreign currency transactions	(6,999)	—	—
Net unrealized gains (losses)	(10,661,076)	(14,552,714)	4,385,563

Net realized and unrealized gains (losses) from investments and foreign currencies	(4,116,584)	13,063,717	14,727,276

NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$90,832,464	$69,695,322	$41,851,076

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$1.37	$1.61	$1.78

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	66,410,968	43,156,462	23,487,935

SCHEDULE 1

Reconciliation of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliation of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and year ended December 31, 2007 and December 31, 2006 is provided below.

	For the three months ended		For the year ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Basic and diluted Core EPS(1)	$0.37	$0.38	$1.43	$1.49
Realized and unrealized gains (losses), net	(0.22)	0.05	(0.06)	0.30
Incentive fees attributed to realized gains (losses)	—	(0.01)	—	(0.08)
Income tax expense related to realized gains	—	—	—	(0.10)
Basic and diluted GAAP EPS	$0.15	$0.42	$1.37	$1.61

(1) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.